Exhibit 10.58

[RZB Finance Logo]

February 17, 2004

FCStone Merchant Services, LLC

1 North End Avenue, Suite 1129

New York, NY 10282

Attention: Mr. Allan J. Lee

Gentlemen:

We wish to advise you of the terms and conditions upon which RZB Finance LLC (“RZB”) may in its sole discretion extend credit to FCStone Merchant Services, LLC, (the “Borrower”).

(a) Subject to the provisions hereof, the Borrower may utilize this credit facility for short term advances (“Loans”) and issuance of commercial letters of credit (“L/C’s”) in the aggregate principal sum and face amount of up to Five Million Dollars ($5,000,000) at any one time outstanding. Notwithstanding the foregoing, and without in any way limiting RZB’s sole and absolute discretion to determine whether to make any loan or issue any limiting RZB’s sole and absolute discretion to determine whether to make any loan or issue any L/C, or refrain therefrom (as more fully set forth below), and without in any way limiting RZB’s absolute right to demand payment of any Loan at any time in RZB’s sole discretion, the Borrower acknowledges that with respect to each specific transaction of the Borrower financed by RZB pursuant hereto, the sum of (i) the Loans made by RZB in connection with each transaction, and, (ii) the aggregate face amount of L/C’s issued in connection therewith whall not exceed a percentage of the value of the assets of the Borrower being financed by RZB in such transaction, such percentage and value to be determined by RZB in its sole and absolute discretion from time to time.

(b) For purposes hereof: “Advance Rates” shall mean, with respect to percentages of the Borrower’s accounts receivable which are the subject of such transaction (provided, however, that RZB reserves the right to change any or all of the following percentages or categories of assets in any way whatsoever, at its sole and absolute discretion, at any time and from time to time, with or without notice to the Borrower): 90% of the net face amount of the Borrower’s eligible accounts receivable (as such eligibility shall be determined from time to time by RZB in its sole and absolute discretion).

(c) The Loans shall be evidenced by, and subject to the terms and conditions contained in, a single grid promissory note (the “Note”) made by the Borrower in form and substance satisfactory to RZB. Interest on the Loans shall be payable at the rate specified in the Note (the “Interest Rate”).

RZB Finance LLC 113 Avenue of the Americas, 16th Floor, New York, N.Y 10036 • Telephone: (212) 845-4100 •Fax: (212) 944-2093 Telex: 6738478 RZBLLCNY • A WHOLLY OWNED SUBSIDIARY OF RAIFFEISEN ZENTRALBANK ÖSTERREICH AG (RZB-AUSTRIA) • Head Office: A-1030 Vienna, Am Stadtpark 9, Postal Address: A-1011 Vienna, P.O. Box 50 • Member of UNICO Banking Group

(d) Each Loan hereunder shall be payable on demand, and in no event shall any Loan be outstanding for more than 180 days.

(e) Each L/C shall be in form and substance satisfactory to RZB, and shall have an expiration date not more than 180 days after its date of issuance. The Borrower shall pay to RZB a fee with respect to each L/C in an amount equal to the greater of: (i) a flat fee of $500 or (ii) a fee at a rate per annum equal to 2.5% of the maximum face amount of the L/C (without regard to whether conditions to drawing may then be satisfied) or (iii) such higher amount or percentage as shall be agreed to by the Borrower and RZB with respect to L/Cs issued after the date of such agreement. The fee provided for in clauses (i), (ii) and (iii) shall be payable upon issuance of each L/C.

(f) The Borrower shall reimburse RZB for the amount of each drawing under each L/C on demand, and shall pay interest on the unreimbursed portion of each drawing as provided in the Continuing Agreement for Letters of Credit between Borrower and RZB.

(g) This credit facility may be terminated at any time at the sole and absolute discretion of RZB.

(h) Without in any way limiting RZB’s sole and absolute discretion to make any Loan or issue any L/C, or refrain therefrom (as more fully set forth below), and without in any way limiting RZB’s right to demand payment of any Loan at any time in its sole and absolute discretion, the Borrower agrees that: they shall, from time to time, pay the Loans and reimbursement obligations in respect of L/C’s and shall deliver cash collateral in respect of outstanding L/C’s, as and when necessary to cause: the sum of (1) the outstanding balance of Loans advanced by RZB in connection with a specific transaction of the Borrower financed pursuant hereto, (2) the aggregate face amount of outstanding L/C’s issued in connection with such transaction, and (3) the aggregate unreimbursed amount of all drawings under L/C’s issued in connection with such transaction (as such sum may be reduced by the amount of cash collateral pledged in respect of such outstanding L/C’s) not to exceed, on any date, the amount obtained by applying the Advance Rates (as such value shall be determined by RZB in its sole discretion) of all the assets then owned by the Borrower (without double counting) which are the subject of transactions financed by RZB pursuant hereto and are subject to a perfected first priority security interest in favor of RZB; and

2. The proceeds of the Loans and the L/C’s shall be used to finance the purchase of inventory by the Borrower or by the Borrower’s customers from suppliers and accounts receivable arising from the sale of inventory.

3. Requests for Loans under this Agreement and directions as to the disposition of the proceeds of Loans shall be given in writing (including by telecopy) by the Borrower to RZB, or may be given orally (including by telephone), provided any such oral communication shall be confirmed promptly to RZB in writing. Requests for L/C’s under this Agreement shall be given in writing (including telecopy) by the Borrower to RZB by the execution and delivery of an application satisfactory in form and substance to RZB. Any such Loan so made or L/C issued shall be conclusively presumed to have been made to or for the benefit of, or for the account of, the Borrower when made in accordance with any such request or direction. RZB may rely on any such request or direction which it believes to be genuine, and RZB shall be fully protected in so doing without any duty to make any further inquiry as to such genuineness or to otherwise act in good faith in the premises.

4. The Borrower agrees and acknowledges that, notwithstanding anything to the contrary contained or implied in this Agreement, RZB shall have no obligation to make any Loan or issue any L/C, and RZB shall have the sole and absolute discretion to make any Loan or issue any L/C or refrain from making any Loan or issuing any L/C. The Borrower further agrees and acknowledges that, notwithstanding anything to the contrary contained or implied in this Agreement, all of the Loans shall be payable on demand, and RZB may demand payment of any Loan at any time in its sole and absolute discretion.

5. All payments of principal, interest, and other sums in connection with the Loans and L/C’s shall be payable to RZB at such account as RZB shall designate, or in the absence of such designation, to RZB at its office at 1133 Avenue of the Americas, New York, New York 10036, in lawful money of the United States in immediately available funds and without setoff or deduction. Interest and fees shall be computed on the basis of a 360 day year and the actual number of days elapsed.

6. Without limiting the discretionary nature of the credit facility hereunder, the making of each Loan and the issuance of each L/C shall be subject to the fulfillment (to the satisfaction of RZB) of the following conditions precedent:

(a) The Borrower shall have executed and delivered to RZB the Note evidencing the Loans and a Continuing Agreement for Letters of Credit in form and substance satisfactory to RZB;

(b) The Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement and the Loan Documents (as hereinafter defined in Section 9(c);

(c) The representations and warranties of the Borrower contained in each of the Loan Documents shall be true and correct on the date of such Loan;

(d) RZB’s continuing review of and continuing satisfaction with the business, operations, prospects, properties, and condition, financial or otherwise, of the Borrower;

(e) RZB shall have received (i) a copy of all corporate action taken by the Borrower to authorize the execution and delivery of the agreements, instruments and documents pursuant hereto or in connection herewith, and (ii) if requested by RZB, a legal opinion of counsel to the Borrower, together with such opinions of special counsel to the Borrower as RZB shall request, and each such opinion shall be satisfactory in form and substance to RZB.

(f) The Borrower shall have executed and delivered to RZB a general security agreement (the “Borrower Security Agreement”) and related UCC-1 financing statements granting RZB a first priority perfected lien (except as otherwise provided in the Intercreditor Agreement referred to below) on the Collateral (as defined therein) in form and substance satisfactory to RZB;

(g) RZB shall have entered into the Intercreditor Agreement with such other lenders to the Borrower as RZB shall deem appropriate, and such Intercreditor Agreement shall be satisfactory in form and substance to RZB.

(h) The Borrower upon request by RZB shall have delivered such evidence of a Tripartite Agreement with FCStone LLC, Subordination Agreement with Harvard Private Capital Properties III, Inc. entity, in addition to insurance and loss payable endorsements as RZB may require;

(i) The Borrower shall have delivered to RZB such documents of title and other instruments and documents, pertaining to the transaction of the Borrower which is being financed in connection with such loan or L/C, as RZB shall require, and all of the foregoing shall be in form and substance, and contain such endorsements, as shall be satisfactory to RZB in all respects;

(j) All legal matters incident to such Loan or L/C shall be reasonably satisfactory to counsel to RZB.

7. As long as any of the Loans or L/Cs or any other obligations hereunder shall be outstanding, the Borrower shall:

(a) Furnish to RZB within 120 days after the end of each fiscal year a copy of its audited financial statements prepared in conformity with generally accepted accounting principles consistently applied and certified without qualification by the Borrower’s independent public accountants along with the CEO’s report of operating highlights with comparisons to budget.

(b) Furnish to RZB, each certified as true and complete in all respects by the Borrower’s chief financial officer or the person acting in such capacity, on a monthly basis if not later than 30 days following the end of the month, a copy of the financial statements of the Borrower for the preceding month along with the CEO’s report as stated above.

(c) Furnish, to RZB such other information concerning the Borrower’s business, properties, condition or operations, financial or otherwise, as RZB may from time to time reasonably request.

(d) Maintain and preserve their corporate existence, and remain in the same lines of business as on the date hereof.

(e) Maintain, at all times: Tangible Net Worth (as herein defined) including sub debt of $2,500,000.

Tangible Net Worth shall mean the sum of capital surplus, earned surplus and capital stock, plus Subordinated Debt minus deferred charges, intangibles, treasury stock and investments in affiliates, all as determined in accordance with generally accepted accounting principles consistently applied.

(f) Not declare or pay any dividends or make any distributions to shareholders in any fiscal year without the prior written consent of RZB except the Borrower shall be permitted to pay quarterly dividends to its members in amounts sufficient to pay federal, state and local income taxes payable by such members and arising solely from their ownership of equity interests in the Company.

8. The Borrower represents and warrants to RZB and covenants and agrees with RZB that, with respect to each account receivable of the Borrower financed by RZB pursuant hereto, there is not nor will there be at any time, any counterclaim, dispute or any other matter or circumstance whatsoever which could give rise to a right of set-off or other adverse claim that could be asserted by the account debtor to reduce its obligation to pay under such account receivable.

9.(a) No delay on the part of RZB in exercising any of its options, powers or rights, or partial or single exercise thereof, irrespective of any course of dealing, shall constitute a waiver thereof. The options, powers and rights or RZB specified in the Loan Documents (as hereinafter defined in Section 9(c)) are in addition to those otherwise created by law or under any other agreement between the Borrower and RZB. No amendment, modification or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower therefrom, shall be effective, unless the same shall be in writing and signed by RZB. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) This Agreement and the other loan Documents embody the entire agreement and understanding between RZB and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

(c) The Borrower agrees to pay all costs and expenses incurred or payable by RZB in connection with the preparation, administration, interpretation, enforcement or collection of this Agreement, the Note, the L/C’s and any applications or other agreements pertaining to the issuance thereof, the Borrower Security Agreement and all other documents executed and delivered in connection herewith or therewith (such agreements and documents, including all amendments, modifications and supplements of or to all such agreements and documents are herein referred to as the “Loan Documents”), including, without limitation, costs of examination and audit of the Borrower’s books and records and of the collateral security for the Loans and L/C reimbursement obligations up to a maximum of two audits within any 12 month period, and court costs and reasonable attorneys’ fees and disbursements.

(d)(i) If RZB shall have determined that the applicability of any law, rule, regulation or guideline (domestic or foreign) adopted (whether before or after the date hereof) pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline (domestic or foreign) regarding capital adequacy, or any change in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court of any governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by RZB or any corporation or other entity which directly or indirectly controls RZB (each such corporation or other entity is hereinafter referred to as a “Controlling Person”)(or any lending office of RZB or any Controlling Person), with any request or directive regarding capital adequacy (whether or not having the force of law) of any such court, authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on RZB’s capital or on the capital of a Controlling Person, if any, as a consequence of its issuance or maintenance of any L/C or its commitment or obligations (if any ) under this Agreement to a level below that which RZB or such Controlling Person could have achieved by for such applicability, adoption, change or compliance (talking into consideration RZB’s policies and the policies of such Controlling Person with respect to capital adequacy) by an amount deemed by RZB to be material, then, upon demand by RZB, Borrower shall pay to RZB from time to time as specified by RZB such additional amount or amounts as will compensate RZB or such Controlling Person for any such reduction suffered.

(ii) If any change in law, rule, regulation or guideline (domestic or foreign) or in the enforcement, interpretation or administration thereof by any court or any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof shall at any time (a) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System) against letters of credit issued by RZB or (b) subject letters of credit issued by RZB to any assessment or other cost imposed by the Federal Deposit Insurance Corporation or any successor thereto or (c) impose on RZB any other or similar condition regarding this Agreement or any L/C, the commitment or obligations of RZB hereunder and the result of any event referred to in clause (a), (b) or (c) above shall be to increase the cost to RZB of agreeing to issue, issuing or maintaining or confirming any L/C or making, funding or maintaining (or agreeing to fund or maintain) drawings under any L/C by an amount which RZB shall deem to be material (which increase in cost shall be the result of the reasonable allocation by RZB of the aggregate of such cost increases resulting from such events), then, upon demand by RZB, Borrower shall pay to RZB from time to time as specified by RZB, additional amount or amounts as will compensate RZB for such increased cost from the date of such change. The Borrower’s obligation to pay compensation contained in this subsection (ii) shall be applicable as well to any financial institution which confirms or advises any L/C and which incurs or is subjected to any increased cost as a result of the imposition, modification or applicability of any such reserve, special deposit or similar requirement, the subjecting of L/Cs to any such assessment or other cost, or the imposition of any such other or similar condition.

(iii) The provisions of this subsection (d) shall survive the termination of this Agreement.

(e) The Loan Documents to which the Borrower is a party shall be binding on the Borrower and its successors and assigns, and shall inure to the benefit of RZB and its successors and assigns, provided that the Borrower shall not have the right to assign its rights hereunder or thereunder or any interest herein or therein without RZB’s prior written consent.

(f) In addition to the rights granted to it by applicable law, RZB has the right to set-off and apply to any of the Borrower’s obligations hereunder any amount received by it for the Borrower.

(g) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

Contrary to the express agreement of the parties in this Section 9(g) hereof, if the laws of any state other than New York, including the laws of the state of Texas, shall be determined to be applicable to this Agreement, the Note or the other Loan Documents, it is the intent of the parties hereto to comply with all applicable usury laws and to limit all interest contracted for, reserved, charged or received under the Loan Documents to the maximum nonusurious rate of interest permitted by applicable law. If the applicable common law and principles of equity and constitutions, statutes, rules, regulations and orders of governmental bodies and authorities, and orders, writs, decisions, injunctions and decrees of all courts, arbitrators and governmental instrumentalities (the “Applicable Law”) is ever judicially interpreted so as to render usurious any amount called for under or in connection with the Notes, this Agreement and the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the transactions referred to herein or therein, or if demand of or acceleration of the maturity of the Note or if any prepayment by Borrower results in Borrower or any other Person having paid any interest (however denominated) in excess of that permitted by laws for the actual period the Note and the obligations of the Borrower are outstanding, then it is the Borrower’s and RZB’s intent that all excess amounts theretofore received by RZB shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to the Borrower), and the provisions of the Note and this Agreement immediately shall be deemed reformed and the amounts thereafter collectible under the Note, this Agreement and the other Loan Documents reduced, without the necessity of the execution of any new documents, so as to comply with the Applicable Law, but so as to permit the recovery of the fullest amount otherwise called for under the Note, this Agreement and the other Loan Documents for the actual period the Note and other obligations of the Borrower are outstanding.

(h) The Borrower hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as RZB may elect, and, by execution and delivery hereof, the Borrower accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agree that such jurisdiction shall be exclusive, unless waived by RZB in writing, with respect to any action or proceeding brought by it against RZB and any questions relating to usury. Nothing herein shall limit the right of RZB to bring proceedings against the Borrower in the courts of any other jurisdiction. The Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

(i) AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, THE BORROWER AND RZB HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASE ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR RZB. THIS PROVISION IS A MATERIAL INDUCEMENT FOR RZB MAKING THE LOANS TO THE BORROWER.

Very truly yours,

RZB FINANCE LLC

By:	/s/ Pearl Geffers
Pearl Geffers, First Vice President

By:	/s/ Frank J. Yautz
Frank J. Yautz, First Vice President

Accepted and Agreed to on this 13 day of May, 2004

FCStone Merchant Services, LLC

By:	/s/ Allan J. Lee

By:	/s/ Michael Altneu